Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Maplebear Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share, Maplebear Inc. 2023 Equity Incentive Plan	457(h)	85,424,105(2)(3)	$30.00(4)	$2,562,723,150.00	0.0001102	$282,412.09

Equity	Common Stock, par value $0.0001 per share, Maplebear Inc. 2023 Employee Stock Purchase Plan	457(h)	7,000,000(5)	$25.50(6)	$178,500,000.00	0.0001102	$19,670.70

Equity	Common Stock, par value $0.0001 per share, Maplebear Inc. 2013 Equity Incentive Plan	457(h)	20,942,769(7)	$5.70(8)	$119,373,783.30	0.0001102	$13,154.99

Equity	Common Stock, par value $0.0001 per share, Maplebear Inc. 2018 Equity Incentive Plan	457(h)	8,508,246(9)	$12.71(10)	$108,139,806.66	0.0001102	$11,917.01

Total Offering Amounts					$2,968,736,739.96		$327,154.79

Total Fee Offsets							—

Net Fee Due							$327,154.79

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of common stock.

(2)

Represents (i) shares of common stock reserved for future issuance pursuant to stock options, restricted stock units (“RSUs”), and other awards under the Registrant’s 2023 Equity Incentive Plan (the “2023 Plan”) and (ii) additional shares of common stock that will become available for future issuance pursuant to equity awards under the 2023 Plan to the extent that RSUs and restricted stock awards outstanding under the Registrant’s 2018 Equity Incentive Plan (the “2018 Plan”) immediately prior to the filing of this Registration Statement expire, terminate prior to settlement, are not issued because the award is settled in cash, are forfeited because of the failure to vest, or are reacquired or withheld (or not issued) to satisfy a tax withholding obligation. In addition, to the extent that any stock options outstanding under the 2018 Plan or the Registrant’s 2013 Equity Incentive Plan (the “2013 Plan”) expire, terminate prior to exercise or settlement, are not issued because the award is settled in cash, are forfeited because of the failure to vest, or are reacquired or withheld (or not issued) to satisfy a tax withholding obligation or the purchase or exercise price, the shares of common stock reserved for issuance pursuant to such stock options will become available for issuance under the 2023 Plan. See footnotes 7 and 9 below.

(3)

The number of shares reserved for issuance under the 2023 Plan will automatically increase on January 1 of each calendar year for a period of ten years, commencing on January 1, 2024 and ending on (and including) January 1, 2033, in an amount equal to 5% of the total number of shares of common stock outstanding on December 31 of the preceding calendar year; provided, however that the Registrant’s board of directors may act prior to January 1 of a given calendar year to provide that the increase for such year will be a lesser number of shares of common stock.

(4)

Estimated in accordance with Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $30.00 per share of common stock pursuant to the Registrant’s Registration Statement on Form S-1 (File No. 333-274213), declared effective on September 18, 2023.

(5)

Represents shares of common stock reserved for future issuance under the Registrant’s 2023 Employee Stock Purchase Plan (the “ESPP”). The number of shares reserved for issuance under the ESPP will automatically increase on January 1 of each year for a period of ten years, commencing on January 1, 2024 and ending on (and including) January 1, 2033, in an amount equal to the lesser of (i) 1% of the total number of shares of common stock outstanding on December 31 of the preceding calendar year, and (ii) 7,000,000 shares of common stock. Notwithstanding the foregoing, the Registrant’s board of directors may act prior to the first day of any calendar year to provide that there will be no January 1 increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of common stock than would otherwise occur pursuant to the preceding sentence.

(6)

Estimated in accordance with Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per unit is based upon $25.50, which is the initial public offering price per share of common stock pursuant to the Registrant’s Registration Statement on Form S-1 (File No. 333-274213), declared effective on September 18, 2023, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the ESPP.

(7)

Represents shares of common stock issuable pursuant to stock options outstanding under the 2013 Plan immediately prior to the filing of this Registration Statement. The 2013 Plan has been terminated, and no further equity awards will be made pursuant to the 2013 Plan. The shares of common stock reserved for issuance pursuant to such stock options will become available for issuance under the 2023 Plan to the extent any such shares (i) are not issued because such stock option or any portion thereof expires or otherwise terminates without all of the shares covered by such stock option having been issued, (ii) are not issued because such stock option or any portion thereof is settled in cash, (iii) are forfeited back to or repurchased by the Registrant because of the failure to meet a contingency or condition required for the vesting of such shares, (iv) are withheld or reacquired to satisfy the exercise, strike, or purchase price, or (v) are withheld or reacquired to satisfy a tax withholding obligation. See footnote 3 above.

(8)

Estimated in accordance with Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per unit is based upon $5.70 per share, which is the weighted-average exercise price of the stock options outstanding under the 2013 Plan.

(9)

Represents shares of common stock issuable pursuant to stock options outstanding under the 2018 Plan immediately prior to the filing of this Registration Statement. The 2018 Plan has been terminated, and no further equity awards will be made pursuant to the 2018 Plan. The shares of common stock reserved for issuance pursuant to such stock options will become available for issuance under the 2023 Plan to the extent any such shares (i) are not issued because such stock option or any portion thereof expires or otherwise terminates without all of the shares covered by such stock option having been issued, (ii) are not issued because such stock option or any portion thereof is settled in cash, (iii) are forfeited back to or repurchased by the Registrant because of the failure to meet a contingency or condition required for the vesting of such shares, (iv) are withheld or reacquired to satisfy the exercise, strike, or purchase price, or (v) are withheld or reacquired to satisfy a tax withholding obligation. See footnote 3 above.

(10)

Estimated in accordance with Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per unit is based upon $12.71 per share, which is the weighted-average exercise price of the stock options outstanding under the 2018 Plan.